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                                                                     EXHIBIT 3.5


                          SHAMAN PHARMACEUTICALS, INC.

                      RESTATED CERTIFICATE OF DESIGNATION
                                OF PREFERENCES OF
                      SERIES C CONVERTIBLE PREFERRED STOCK

               (Pursuant to Section 151 of the General Corporation
                          Law of the State of Delaware)

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     Shaman Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors of the Corporation (the "Board of Directors" or the "Board") by paragraph (B) of
Article IV of the Corporation's Amended and Restated Certificate of Incorporation (the "Certificate"), the Board of Directors of the Corporation on July ___, 1998 adopted the following resolutions creating a series of preferred stock designated as "Series C Convertible Preferred Stock":

     WHEREAS, the Certificate provides for a class of shares known as Preferred Stock, issuable from time to time in one or more series; and

     WHEREAS, the Board of Directors of the Corporation is authorized by the Certificate to determine the powers, rights, preferences, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them;

     WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the powers, rights, preferences, qualifications, limitations and restrictions relating to series of Preferred Stock and the number of shares constituting, and the designation of, each such series:

     NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate, the Board of Directors does hereby create a series of Preferred Stock, par value $0.001 per share (hereinafter called the "Preferred Stock"), of the Corporation, and the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, such series of Preferred Stock as follows:

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                      SERIES C CONVERTIBLE PREFERRED STOCK

     SECTION 1. CERTAIN DEFINED TERMS. (a) All the agreements or instruments defined in this Certificate of Designation shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and of this Certificate of Designation.

     (b) The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Affiliate" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or under common control with the subject Person. For purposes of the term "Affiliate," the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the City of San Francisco are authorized or required by law to remain closed.

     "Common Stock" means the Common Stock, $0.001 par value per share, of the Corporation or any shares of capital stock into which such stock shall be changed or reclassified after the Initial Issuance Date.

     "Conversion Date" means (i) the date on which a conversion notice is actually received by the Transfer Agent, whether by mail, courier, personal service, telephone line facsimile transmission or other means, in case of a conversion of shares of Series C Preferred Stock pursuant to Section 7(a) or
(ii) the sixth anniversary of the Initial Issuance Date, in the case of a conversion of shares of Series C Preferred Stock pursuant to Section 7(b).

     "Conversion Price" means an amount equal to 85% of the average Closing Price of the Common Stock for the ten Trading Day period ending three Trading Days prior to the Conversion Date.

     "Initial Issuance Date" means the first date of original issuance of any shares of Series C Preferred Stock.

     "Nasdaq" means The Nasdaq National Market or The Nasdaq SmallCap Market, whichever system lists the Common Stock.


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     "Person" means an individual, partnership, corporation, limited liability company, trust, incorporated organization, unincorporated association, joint stock company, government, governmental agency or political subdivision.

     "Series A Preferred Stock" shall mean the Company's Series A Preferred Stock, par value $0.001 per share.

     "Series B Preferred Stock" shall mean the Company's Series B Custom Convertible Preferred Stock, par value $0.001 per share.

     "Trading Day" means a day on whichever of (x) the national securities exchange, (y) Nasdaq or (z) such other securities market, which at the time constitutes the principal securities market for the Common Stock, is open for general trading of securities.

     "Transfer Agent" means Boston EquiServe Limited Partnership, as Servicing Agent for BankBoston, N.A., or its duly appointed successor who shall be serving as transfer agent and registrar for the Common Stock and who shall have been authorized by the Corporation to act as conversion agent for the Series C Preferred Stock.

     SECTION 2. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series C Convertible Preferred Stock", and the number of shares constituting the Series C Preferred Stock shall be 200,000.

     SECTION 3. RANK. The shares of Series C Preferred Stock shall rank junior to the Series B Preferred Stock but senior to the Series A Preferred Stock and the Common Stock and any shares of any other series of Preferred Stock or any shares of any other class of preferred stock of the Corporation, now or hereafter issued, as to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

     SECTION 4. DIVIDENDS AND DISTRIBUTIONS. The holders of shares of Series C Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for such purpose, dividends paid semi-annually on May 31 and November 30 of each year to the holders of record of such shares on March 31 and September 30 of such year as follows: (i) a stock-on-stock dividend of $10.00 per annum, paid in arrears, in shares of Common Stock (valued at 85% of the average closing price of the Common Stock for the ten Trading Day period ending three Trading Days prior to the date on which the dividend is paid); plus (ii) a cash amount equaling 0.00005% of the Company's United States net sales, if any, for the preceding two calendar quarters of its SP-303/Provir product for the treatment of diarrhea less $5.00 (the value of the semi-annual stock dividend). Dividends on the shares of Series C Preferred Stock shall be cumulative. If under Delaware law, the Company is unable to pay the cash amount of the dividends, then this portion of the dividends shall be payable in shares of Common Stock (valued at 85% of the average closing price of the Common Stock for the ten Trading Day period ending three Trading Days prior to the date on which the dividend is paid).

     SECTION 5. LIQUIDATION PREFERENCE.

     (A) In the event of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of Series C Preferred Stock shall be


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entitled to receive, prior and in preference to any distribution to the holders of the Series A Preferred Stock or Common Stock, out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount per share of Series C Preferred Stock equal to $100.00 plus any accrued and unpaid dividends, and no more. In the event that the assets of the Corporation are insufficient to make the foregoing distribution, then the entire assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock and any stock on parity with the Series C Preferred Stock with respect to liquidation rights in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation price of the shares of the Series C Preferred Stock and any stock on parity with the Series C Preferred Stock with respect to liquidation rights, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation.

     (B) For purposes of this Section 5, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of the Corporation or (iii) any other transaction or series of related transactions by the Corporation in which in excess of 50% of the Corporation's voting power is transferred, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series C Preferred Stock to receive at the closing thereof the amount as specified in Section 5(a) above.

     SECTION 6. REDEMPTION. The Series C Preferred Stock is not redeemable.

     SECTION 7. CONVERSION.

     (A) CONVERSION AT OPTION OF HOLDER. Commencing on the Initial Issuance Date and continuing for a period a 30 days thereafter, and again commencing twelve
(12) months after the Initial Issuance Date, the holders of the Series C Preferred Stock may convert at any time all or from time to time any part of their outstanding shares of Series C Preferred Stock into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as equals the greater of (i) 16.6667 shares of Common Stock or (ii) such number of shares of Common Stock as equals $100.00 divided by the Conversion Price on the applicable Conversion Date. If a liquidation, dissolution or winding up of the Corporation as contemplated by
Section 5(b) occurs within twelve (12) months of the Initial Issuance Date, the holders of Series C Preferred Stock shall have the option of (i) receiving the applicable liquidation preference set forth in Section 5(a), or (ii) converting their shares of Series C Preferred Stock into that number of fully paid and nonassessable shares of Common Stock as is determined in reference to the immediately preceding sentence.

     (B) MANDATORY CONVERSION. Each share of Series C Preferred Stock shall automatically converted, on the sixth anniversary of the Initial Issuance Date, into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as equals the greater of (i) 16.6667 shares of Common Stock or (ii) such number of shares of Common Stock as equals $100.00 divided by the Conversion Price on the applicable Conversion Date.

     (C) MECHANICS OF CONVERSION. Before any holder of Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Transfer


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 Agent, and shall give written notice by mail, postage prepaid, or by facsimile, confirmed by mail, to the Transfer Agent at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver or cause to be issued and delivered to such holder of the Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Preferred Stock to be converted, or in the case of automatic conversion pursuant to Section 7(b), on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

     (D) ADJUSTMENTS TO CONVERSION RATIO FOR STOCK DIVIDENDS AND FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event that this Corporation at any time or from time to time after the purchase date of the Series C Preferred shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the number of shares of Common Stock into which the Series C Preferred Stock can or shall be converted, to the extent such number is determined under either Section 7(a)(i) or Section 7(b)(i), shall be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

     (E) ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION. If the Common Stock issuable upon conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 7(d) above or a merger or other reorganization referred to in Section 5(b) above), the number of shares of such other class or classes of stock into which the Series C Preferred Stock shall be convertible shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series C Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series C Preferred Stock immediately before that change.


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     (F) NO IMPAIRMENT. This Corporation will not, by amendment of its
Certificate or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment.

     (G) NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

         (i) No fractional shares shall be issued upon conversion of the Series C Preferred Stock, but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of Series C Preferred Stock surrendered for conversion at one time by the same holder, the Corporation shall pay in cash to such holder at the time of issuance of shares of Common Stock in connection with such conversion an amount equal to the product of (i) an amount equal to the average closing price of a share of Common Stock for the 10 Trading Day period ending three Trading Days prior to the Conversion Date times (ii) such fraction of a share of Common Stock. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Series C Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

         (ii) Upon the occurrence of each adjustment or readjustment of the number of shares of Common Stock into which the Series C Preferred Stock can be converted pursuant to this Section 7, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and, upon the written request at any time of any holder of Series C Preferred Stock, prepare and furnish to such holder of Series C Preferred Stock a certificate setting forth (A) such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, (B) the conversion ratio at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series C Preferred Stock.

     (H) NOTICES OF RECORD DATE. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series C Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.


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 (I) RESERVATION OF STOCK ISSUABLE UPON CONVERSION AND UPON ISSUANCE OF
STOCK-FOR-STOCK DIVIDENDS. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of (i) effecting the conversion of the Series C Preferred Stock and
(ii) of effecting the issuance of any shares of Common Stock issuable upon any stock-for-stock dividend declared on the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to (a) effect the conversion of all outstanding shares of the Series C Preferred Stock and (b) to effect the issuance of any shares of Common Stock issuable upon any stock-for-stock dividend declared on the Series C Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to (x) effect the conversion of all the then outstanding Series C Preferred Stock or (y) to effect the issuance of any shares of Common Stock issuable upon any stock-for-stock dividend declared on the Series C Preferred Stock, than in addition to such other remedies as shall be available to the holder of such Series C Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     (J) NOTICES. Any notice required by the provisions of this Section 7 to be given to the holders of Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

     SECTION 8. VOTING RIGHTS. Except as otherwise required by law or expressly provided herein, each share of Series C Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series C Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each share of Series C Preferred Stock shall be entitled (i) during the first year after the issuance thereof to one vote for each six shares held and (ii) thereafter, to one vote for each share of Common Stock into which such share of Series C Preferred Stock is convertible on the record date for the matter to be voted upon.

     SECTION 9. REPLACEMENT OF CERTIFICATES. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the ownership of and the loss, theft, destruction or mutilation of any certificate for shares of Series C Preferred Stock and (1) in the case of loss, theft or destruction, of indemnity from the record holder of the certificate for such shares of Series C Preferred Stock reasonably satisfactory in form to the Corporation (and without the requirement to post any bond or other security) or (2) in the case of mutilation, upon surrender and cancellation of the certificate for such shares of Series C Preferred Stock, the Corporation will execute and deliver to such holder a new certificate for such shares of Series C Preferred Stock without charge to such holder.

     SECTION 10. STATUS OF CONVERTED OR REPURCHASED STOCK. In the event any Series C Preferred Stock shall be converted pursuant to Section 7 hereof or acquired by the Corporation, the shares so converted or acquired shall be promptly canceled after the conversion thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new


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series of Preferred Stock to be created by resolution or resolutions of the
Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                                     * * *

     RESOLVED FURTHER, that the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, and the Secretary, the Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of this Corporation are each authorized to execute, verify, and file a Certificate of Designation of Preferences in accordance with Delaware law.


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     IN WITNESS WHEREOF, Shaman Pharmaceuticals, Inc. has caused this certificate to be signed by one of its officers thereunto duly authorized as of the ___ day of ____________, 1998.


                                       SHAMAN PHARMACEUTICALS, INC.



                                       By:
                                          ----------------------------------
                                       Name:
                                       Title:



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